Exhibit 99.1

ENDOCARE NOTIFIED OF NASDAQ DELISTING
AND ANNOUNCES PLANS TO APPEAL NASDAQ’S DECISION

          IRVINE, Calif. (January 15, 2003) Endocare, Inc. (Nasdaq: ENDOE), a developer of innovative diagnostic treatment tools for cancer and other diseases, today announced that it has been notified by The Nasdaq Stock Market, Inc. (“Nasdaq”) that its common stock will be delisted from The Nasdaq Stock Market effective with the opening of business on Thursday, January 16, 2003. Nasdaq halted trading in the Company’s common stock on December 12, 2002.

          The Company intends to file an appeal of Nasdaq’s decision with the Nasdaq Listing and Hearing Review Council before January 29, 2003. The Company’s decision to file an appeal will not operate as a stay of Nasdaq’s decision to delist the common stock. There can be no assurance that the Nasdaq Listing and Hearing Review Council will grant the Company’s request for continued listing.

          The Company’s common stock will not be eligible for quotation on the OTC Bulletin Board until it becomes current in its periodic filing obligations with the SEC.

About Endocare

          Endocare, Inc.—www.endocare.com—is a medical device company focused on the development of urological healthcare technologies with the potential to dramatically improve men’s health and quality of life. Endocare has initially concentrated on developing devices for the treatment of the two most common diseases of the prostate, prostate cancer and benign prostate hyperplasia (BPH). Endocare also believes that its proprietary cryosurgical technologies have broad applications across a number of surgical markets, including treating tumors in the kidney, lung, breast, liver and bones, as well as treatment of cardiac arrhythmia. Timm Medical Technologies, Inc., acquired by Endocare in late February, offers urology products, including an innovative office-based treatment of BPH, as well as a number of products that diagnose and treat urinary incontinence and erectile dysfunction. The Endocare product line now consists of products to diagnose and treat prostate cancer, to diagnose and treat BPH, and to diagnose and/or manage urinary incontinence, sexual dysfunction and bladder cancer.

          Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Form 10-K, Form 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; the Company’s ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; difficulty in managing growth; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; the Company’s ability to file its periodic reports; and the Company’s successful appeal of Nasdaq’s decision to delist its common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.